QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

         SPX CORPORATION
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

As Amended and Restated December 31, 1999
(codified to include all amendments as of December 31, 2004)

i

ii

ARTICLE V	PAYMENT OF ACCOUNT	8
5.1	Form of Benefit	8
5.2	Election of Payment Option	8
5.3	Commencement of Benefit	8
5.4	Source of Benefit Payments	8
5.5	Payment at Death of Participant	8
5.6	Beneficiary Designation	9
ARTICLE VI	ADMINISTRATION OF THE PLAN	10
6.1	Administration by the Company	10
6.2	General Powers of Administration	10
ARTICLE VII	AMENDMENT OR TERMINATION	11
7.1	Amendment or Termination	11
7.2	Effect of Amendment or Termination	11
ARTICLE VIII	GENERAL PROVISIONS	12
8.1	Funding	12
8.2	General Conditions	12
8.3	No Guaranty of Benefits	12
8.4	No Enlargement of Employee Rights	12
8.5	Spendthrift Provision	12
8.6	Applicable Law	12
8.7	Small Benefits	12
8.8	Incapacity of Recipient	12
8.9	Corporate Successor	12
8.10	Unclaimed Benefit	12
8.11	Limitations on Liability	13
8.12	Duties of Participants and Beneficiaries	13
ARTICLE IX	CHANGE-OF-CONTROL	14
9.1	Benefit Rights Upon Change-of-Control	14
9.2	Definition of Change-of-Control	14
9.3	Excess Parachute Payments by the Company.	16
ARTICLE X	SPECIAL PROVISIONS	18
10.1	Former Participants in the General Signal Corporation Deferred Compensation Plan	18

iii

SPX CORPORATION
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

        The SPX Corporation Supplemental Retirement Savings Plan (the "Plan") was adopted effective January 1, 1990. The Plan as set forth herein has been amended and restated effective as of December 31, 1999. The Plan is established and maintained by SPX Corporation in order to allow an Employee to (a) make pre-tax salary reduction contributions, and (b) to receive Company matching contributions, in each case, excess of those permitted by the Company's tax-qualified 401(k) plan, known as the "SPX Corporation Retirement Savings and Stock Ownership Plan."

        The provisions of this Plan are only applicable to Participants who were in the employ of SPX Corporation on or after December 31, 1999 (except as provided in Section 10.1). Participants who retired prior to that date (or the surviving spouses or beneficiaries of such Participants) shall be eligible for benefits, if any, under the terms of the Plan then in effect, or as subsequently amended to specifically apply to retirement under prior versions of the Plan.

ARTICLE I
DEFINITIONS

        Wherever used herein the following terms shall have the meanings hereinafter set forth:

         1.1  "Accounting Date" means each business day.

         1.2  "Administrator" means the Company, as set forth in Section 6.1.

         1.3  "Affiliated Company" or "Affiliate" means any corporation, trade or business entity which is a member of a controlled group of corporations, trades or businesses, or an affiliated service group, of which the Company is also a member, as provided in Code Sections 414(b), (c), (m) or (o).

         1.4  "Beneficiary" means the person, trust or estate designated to receive the balance of the Participant's account under the Qualified Savings Plan.

         1.5  "Board" means the Board of Directors of the Company.

         1.6  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

         1.7  "Company" means (a) SPX Corporation, (b) any Affiliated Company or Affiliate, provided that any such Affiliated Company or Affiliate shall, subsequent to December 31, 1999, be included in the definition of "Company" only to the extent determined by action of the Officer of SPX Corporation empowered to make such employee benefit determinations, and (c) any other entity resulting from a reorganization, merger or consolidation into or with the Company, or a transfer or sale of substantially all of the assets of the Company.

         1.8  "Compensation" means the total amount paid to a Participant by the Company inclusive of bonuses, overtime pay, Regular Pre-Tax Contributions to the Qualified Savings Plan, Additional Pre-Tax Contributions to the Qualified Savings Plan, and salary reduction contributions to this Plan, but excluding therefrom those items excluded from Compensation under the Qualified Savings Plan (one such exclusion being the payment of the "bank" portion of a Participant's EVA Incentive Plan account as a result of termination of employment or Change in Control). Notwithstanding the foregoing, (a) Compensation shall not be reduced pursuant to the application of Code Section 401(a)(17), which applies to the Qualified Savings Plan but shall not be applied to this non-qualified plan, and (b) Severance Pay shall be treated as Compensation under the Plan if a Participant's Severance Agreement with the Company so provides.

         1.9  "Compensation Committee" means the Compensation Committee of the Company's Board of Directors. When used herein, "Committee" shall also include any person or persons to whom the Committee's authority has been lawfully delegated.

       1.10  "Deferred Account" or "Account" means the Participant's interest in the Plan and includes separate salary reduction and Company matching contributions accounts for each of the Deferred Mutual Funds for which Deferred Mutual Fund Units are credited to Participant Deferral Accounts, as described in Sections 4.1 and 4.2.

       1.11  "Deferred Mutual Fund Unit" means the equivalent of one share of a respective mutual fund or other security designated by the Compensation Committee for purposes of measuring the value of a Deferred Account established pursuant to Article IV of the Plan.

       1.12  "Dividend Date" means, with respect to the mutual funds or other securities, underlying a Deferred Mutual Fund Unit, the payment date of any dividend declared on such mutual fund or securities.

       1.13  "Employee" means an employee of the Company who is a participant under the Qualified Savings Plan (or any successor or replacement to the Qualified Savings Plan). The term "Employee"

shall also include an individual who has terminated employment with the Company if (and to the extent that) the individual's Severance Agreement with the Company permits the deferral of Severance Pay under this Plan. The term "Employee" shall also include each employee of the Company who participated in the Deferred Compensation Plan of United Dominion Industries, Inc. (the "UDI Plan") or the Deferred Compensation Plan for Employees of Litwin Engineers & Contractors, Inc. (the "Litwin Plan") and whose Account Balance (as that term is defined in the UDI Plan), as of January 1, 2002, or Benefit Account (as that term is defined in the Litwin Plan), as of January 1, 2002, was transferred to the Plan despite the fact that such employee does not meet the eligibility requirements to actively participate in the Plan.

    1.13A  "ERISA" means the Employee Retirement Income Security Act of 1994, as amended.

       1.14  "EVA" means the Company's Executive EVA Incentive Plan, and "EVA Bonus" means an annual bonus paid by that Plan.

       1.15  "Participant" means an Employee who is eligible to participate in this Plan pursuant to Article II hereof who has filed a deferral election and shall include a former Employee who continues to have an account under this Plan.

       1.16  "Plan" means this SPX Corporation Supplemental Retirement Savings Plan.

       1.17  "Plan Year" means the twelve-month period beginning December 31, effective December 31, 1999. Prior to that date, "Plan Year" meant the calendar year.

       1.18  "Qualified Savings Plan" means the SPX Corporation Retirement Savings and Stock Ownership Plan and each predecessor, successor or replacement to the said Qualified Plan.

       1.19  "Recordkeeper" means the organization selected by the Company to keep information concerning the Account of each Participant in the Plan.

       1.20  "Severance Agreement" means a written agreement between an individual and the Company, defining the terms and conditions surrounding the individual's termination of employment with the Company, including (without limitation) whether, and to what extent the individual's Severance Pay may be deferred as contributions to this Plan.

       1.21  "Severance Pay" means cash remuneration paid to an Individual who has terminated employment with the Company, pursuant to the Company's Severance Pay Policy or as otherwise specifically provided in the individuals' Severance Agreement.

       1.22  "Trustee" means the person or entity chosen by the Company to hold company assets which may be used to provide benefits under this Plan. The assets of any such trust remain the Company's property and will be subject to the claims of creditors should the Company become insolvent.

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE II
ELIGIBILITY

        2.1    Participation.    An Employee shall become eligible to be a Participant hereunder upon designation as such by the Compensation Committee. Such designation shall be made in writing and filed with the records of the Plan, and may either be by name, position, or organizational level or as otherwise determined by the Committee. The Compensation Committee shall promptly notify those Employees selected as Participants hereunder of their participation and shall offer to such Participants the opportunity to make contributions hereunder, as set forth at Section 3.1 hereof.

        2.2    [RESERVED]

        2.3    Reduction in Status; Removal From Participation.    Except in the event of a Change-of-Control (as defined in Article IX), if the Participant's compensation or level of responsibility is reduced, the Compensation Committee may reexamine the Participant's eligibility and make a new determination as to whether he shall be entitled to continue to contribute as a Participant hereunder. If an Employee is removed from Participation pursuant to this Section 2.3, he shall make no further contributions to this Plan, nor shall the Company make any further contributions on his behalf. However, his Deferred Account shall continue to be held for his benefit pursuant to the terms of this Plan, and it shall continue to share in changes in value pursuant to Section 4.2 hereof.

        2.4    Participation Relative to Severance Pay.    An individual who has terminated employment with the Company shall be an eligible Participant to the extent provided in the individual's Severance Agreement.

Individuals not initially treated and classified by their employer as common-law employees on the payroll records of their employer, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common law employees.

ARTICLE III
CONTRIBUTIONS AND DEFERRAL ACCOUNTS

        3.1    Elections To Contribute.    A Participant who has elected to make salary reduction contributions to the Qualified Savings Plan may also elect to have a percentage of Compensation deferred under this Plan. Such deferrals shall occur on a per payroll basis. Such an election with respect to any Plan Year must be made, with respect to amounts paid during such Plan Year, prior to the commencement of that Plan Year, on a date prescribed by the Administrator; PROVIDED that a newly-eligible Participant may make an election to defer Compensation to this Plan within not more than 60 days after becoming an eligible Participant, which election shall apply only to Compensation earned after the election is made.

        A Participant may separately elect (i) a Basic Deferral percentage (up to 50% of Compensation, which includes, without limitation, EVA and other bonuses), and (ii) a Supplemental Bonus Deferral percentage (in 10% increments, up to 100%), applicable only to the annual EVA bonus. The Supplemental Bonus Deferral percentage shall be reduced by the portion of the EVA bonus already deferred pursuant to a Basic Deferral Election.

        Having made such an election, the percentage of Compensation a Participant has elected to defer shall be credited by the Company to this Plan for any Plan Year with respect to all Compensation as defined by this Plan (or of an annual EVA bonus payment) and paid during such Plan Year. However, no contributions are made to this Plan with respect to a Participant until one or more of the applicable limits in the Qualified Savings Plan has been reached. Such applicable limits under the Qualified Savings Plan are as follows:

  (a)
  The limit on compensation under Code Section 401(a)(17);

  (b)
  The limit on deferrals under Code Sections 401(k) and 401(m);

  (c)
  The limit on annual additions to accounts under Code Section 401;

  (d)
  The Qualified Savings Plan limit of deferrals to 50% of Compensation; and

  (e)
  The maximum deductible Contribution limits under Code Section 404(a)(3).

Notwithstanding the foregoing, if a Participant's Severance Agreement so provides, elections to contribute shall apply to amounts payable under that agreement, and shall be contributed to this Plan regardless of whether the limits of (a)—(e) above have been exceeded, as further provided at Section 3.6.

        3.2    Duration of Election.    A Participant's election to defer Compensation under this Plan as described at Section 3.1 above shall remain in effect for each Plan Year until revised by the Participant for a subsequent Plan Year as described in Section 3.1 or, if earlier, until the Participant's participation in this Plan terminates pursuant to Section 2.3 or otherwise.

        3.3    Disposition of Excess Contributions in the Qualified Plan.    In any case in which a Participant's salary reduction contributions to the Qualified Plan would be returned to the Participant by reason of the operation of Code Sections 401(k), 401(m), or 402(g), such contributions shall not be made available to the Participant, but shall automatically be transferred from the Qualified Savings Plan to the Participant's Deferred Account under this Plan. Such contributions shall be allocated to the Participant's Account in this Plan for the Plan Year in which such contributions are deposited in this Plan.

        3.4    Company Matching Contributions.    For each Plan Year, a Participant's deferrals under this Plan shall be credited with the same percentage of Compensation as matched by the Company under the Qualified Savings Plan, to the extent such deferrals have not received a match on that percentage of Compensation under the Qualified Savings Plan. The matching contribution to be made under this Plan shall follow any increase or decrease in the match made for the Qualified Savings Plan, and shall be made only after the maximum match has been made under the Qualified Savings Plan. In the case of a Participant whose severance agreement with the Company so provides, all deferrals to this Plan shall be eligible for Company matching contributions.

        3.5    Vesting of Participant Deferrals.    A Participant shall be fully vested in all allocations made to his Account pursuant to Section 3.1 and in the Company matching credits made to his Account pursuant to Section 3.4.

        3.6    Effect of Severance Agreement.    In case of a Participant whose Severance Agreement provides for continued participation, (a) all Severance Pay shall be treated as Compensation under this Plan, (b) prior deferral elections may continue or new deferral elections may be made under this Plan, (c) all Qualified Savings Plan limits will be presumed to be exceeded, and (d) the Participant may prospectively elect to defer any percentage of Severance Pay to this Plan, following such forms and procedures as the Company may prescribe.

ARTICLE IV
PARTICPANTS' ACCOUNT AND INVESTMENT CREDITS

        4.1    Participants' Accounts.    A separate Deferred Account shall be established by the Recordkeeper for each Participant which shall accurately reflect his interest in this Plan. Each Account shall consist of three sub-Accounts, one for the Participant's deferrals made to this Plan pursuant to Section 3.1 eligible for matching credits, one for deferrals which are not eligible for Company matching credits, and one for the Company matching credits made pursuant to Section 3.4. Each Participant shall be advised at least quarterly of the status of his Account.

        4.2    Deferred Mutual Fund Credits.    The Company shall establish a Deferred Account for each Participant who makes an election to defer Compensation, as provided in Section 3.1. The balance of a Participant's Deferred Account is dependent upon the value per share of the mutual fund shares or other securities underlying the Deferred Mutual Fund Units, and is therefore subject to market fluctuations in value until distributed to a Participant.

        4.3    Selection of Deferred Mutual Funds.    Each Participant (and Beneficiary, as provided at Section 5.5) shall be permitted to direct the manner in which credits to his Account shall be treated as invested from among such Deferred Mutual Fund Units determined by the Compensation Committee from time to time and communicated to Participants. Each Participant shall choose the percentage of his Account treated as invested in each Deferred Mutual Fund Unit provided that not less than 10% of the Participant's contributions and Company contributions shall be designated for any one such Fund. Within each Investment Fund, each Participant shall have a separate account to which his Account and contributions, together with investment gains or losses, shall be credited.

        4.4    Changing Deferred Mutual Funds.    A Participant may elect to change the mix of the Deferred Mutual Fund Units credited to the Participant's Deferred Account by providing notice to the Company (or a recordkeeper it has retained to maintain Accounts) by means of a written notice or such other methods, including a telephone voice response system, as may be made available from time to time. Such conversion shall be effective as of the date such notice is received (if received before 4:00 p.m., eastern time), based upon the value of the mutual fund shares or other securities underlying the Deferred Mutual Fund Units at such time.

        4.5    Dividends.    At any time a balance in Deferred Mutual Fund Units is maintained in an Account, there shall be credited to the Account additional Deferred Mutual Fund Units on each Dividend Date. Such additional number of Deferred Mutual Fund Units shall be determined by reference to the number of mutual fund shares or other securities that would be issued by the mutual fund or the issuer of the other securities with respect to the reinvestment of such dividend. In the absence of such reinvestment, the number of such additional Deferred Mutual Units shall be determined by (i) multiplying the total number of Deferred Mutual Fund Units (including fractional Deferred Mutual Fund Units) credited to the Account immediately prior to the Dividend Date by the amount of the dividend per share of the underlying mutual fund or other security and (ii) dividing the product by the Fair Market Value Per Share as of such Dividend Date. Additional Deferred Mutual Fund Units shall be similarly credited on each Dividend Date on which a balance Deferred Mutual Fund Units is maintained in the Account.

ARTICLE V
PAYMENT OF ACCOUNT

        5.1    Form of Benefit.    At the Participant's election, a Participant's Account under this Plan shall be paid in one of the following forms:

        (a)    In an immediate lump sum.

        (b)    In periodic annual installments payable for a period of up to ten (10) years. So long as the Participant retains funds in his Account, earnings, gains and losses shall be credited to the Account.

        (c)    In periodic monthly installments, payable for a period of up to ten (10) years. So long as the Participant retains funds in his Account, earnings, gains, and losses shall be credited to the Account.

        (d)    A Participant who makes no election within the time provided in Section 5.2 shall receive a lump sum payment of the Participant's Account, valued on the date of termination, death or retirement.

        5.2    Election of Payment Option.    The Participant shall select a form of payment at the time that he chooses to make an election to contribute to the Plan, pursuant to Section 3.1. Thereafter, a Participant may change his election at any time that is at least one year prior to his retirement, death, disability or other termination of employment from the Company. Notwithstanding a Participant's payment election under Section 5.1, payments shall not be made until the year following the year of termination to the extent a payment would otherwise be subject to Code Section 162(m).

        5.3    Commencement of Benefit.    Except in the case of a distribution upon death pursuant to Section 5.5 hereof, payment of a Participant's Account under this Plan shall commence at the time selected by the Participant from the list below, which selection must be made at least one year prior to the commencement of payment:

  (a)
  upon separation from service,

  (b)
  on the date which is a specified number of months after separation from service, or

  (c)
  on a specified date,

PROVIDED that the selection of commencement date may be changed by a Participant prior to separation from service, so long as the new choice of payment commencement date is at least one year after the date of change in election. If the Administrator receives, within one year of the selected payment date, a new election to change commencement date, such election will be void, and the prior election will govern.

        In no event shall the date for commencement of payments occur prior to separation from service, and notwithstanding any election to the contrary, benefits shall commence to be paid after a Participant has both attained age 70 1/2 and separated from service.

        5.4    Source of Benefit Payments.    Any Deferred Account payable to a Participant or a Participant's Beneficiary shall be paid from the SPX Corporation Trust for Individual Account Defined Contribution Plans to the extent funds are available in the Participant's Account in such Trust, with any additional amount due to be paid by the Company.

        5.5    Payment at Death of Participant.    In the event a Participant dies before payment of his Account under this Plan commences, or in the event a Participant dies after such payment commences but before he has received the entire balance in his Account, payment of such Participant's Account under this Plan shall commence to the Beneficiary designated by the Participant in the payment form selected by the Participant, but with an immediate commencement of benefit payments, if payments had not previously commenced. So long as an Account remains in this Plan with respect to a

Beneficiary, that Account shall continue to be credited with earnings, gains and losses, and a Beneficiary may continue to change Deferred Mutual Funds as provided in Section 4.4.

        5.6    Beneficiary Designation.    Effective for Participant's who die on or after December 31, 1999, the Beneficiary or Beneficiaries who shall receive the Participant's interest in this Plan in the event of the Participant's death shall be identical to the Beneficiary or Beneficiaries identified under the Qualified Savings Plan. There shall be no separate beneficiary election with respect to this Plan.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1
Administration by the Company. The Company, acting under the supervision of the Compensation Committee of its Board of Directors, shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2
General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

ARTICLE VII
AMENDMENT OR TERMINATION

7.1
Amendment or Termination. The Company intends the Plan to be permanent but reserves the right, subject to Article IX, to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee and shall be effective as of the date of such resolution or as specified therein.

7.2
Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Beneficiary of an Account balance which has accrued under this Plan prior to the effective date of such amendment or termination.

ARTICLE VIII GENERAL PROVISIONS

8.1
Funding.    The Plan at all times shall be entirely unfunded and the Company shall not be required at any time to segregate any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

8.2
General Conditions.    Any accounts payable under the Qualified Savings Plan shall be paid solely in accordance with the terms and conditions of the Qualified Savings Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.3
No Guaranty of Benefits.    Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

8.4
No Enlargement of Employee Rights.    No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

8.5
Spendthrift Provision.    No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. No Deferred Mutual Fund Units shall be pledged, hypothecated, or transferred by a Participant other than by will or the laws of descent and distribution.

8.6
Applicable Law.    The Plan shall be construed and administered under the laws of the State of Michigan.

8.7
Small Benefits.    If at any time an Account payable under this Plan has a value of less than $25,000, the Company shall pay such Account to the Participant or Beneficiary in a single lump sum in lieu of any further benefit payments hereunder.

8.8
Incapacity of Recipient.    If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.9
Corporate Successor.    The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the reorganization, merger or consolidation of the Company into or with any other corporation or entity, but shall be continued after such transfer, sale, reorganization, merger or consolidation.

8.10
Unclaimed Benefit.    Each Participant shall keep the Company informed of his current address. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's Account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Beneficiary for the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

8.11
Limitations on Liability.    Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.12
Duties of Participants and Beneficiaries.    The Participant and any Beneficiaries of a Participant shall, as a condition of receiving benefits under this Plan, be obligated to provide the Compensation Committee with such information as the Compensation Committee shall require in order to determine Account Balances and calculate benefits under this Plan.

ARTICLE IX
CHANGE-OF-CONTROL

        9.1    Benefit Rights Upon Change-of-Control.    Notwithstanding any other provision of the Plan to the contrary, in the event of a Change-of-Control, the Company or any successor shall be prohibited from amending or terminating the Plan in any manner so as to deprive, directly or indirectly, any current or former Participant or Beneficiary of all or any portion of any Account which has accrued under this Plan prior to the effective date of such amendment or termination.

        9.2    Definition of Change-of-Control.    For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

  (a)
  Any "Person" (as defined below), excluding for this purpose SPX Corporation (the Company) or any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity organized, appointed or established for or pursuant to the terms of any such plan which acquires beneficial ownership of common shares of the Company, is or becomes the "Beneficial Owner" (as defined below) of twenty percent (20%) or more of the common shares of the Company then outstanding; PROVIDED, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of common shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate beneficial ownership interest of any Person to twenty percent (20%) or more of the common shares of the Company then outstanding, but any subsequent increase in the beneficial ownership interest of such a Person in common shares of the Company shall be deemed a Change of Control; and provided further that if the Board of Directors of the Company determines in good faith that a Person who has become the Beneficial Owner of common shares of the Company representing twenty percent (20%) or more of the common shares of the Company then outstanding has inadvertently reached that level of ownership interest, and if such Person divests as promptly as practicable a sufficient number of shares of the Company so that the Person no longer has a beneficial ownership interest in twenty percent (20%) or more of the common shares of the Company then outstanding, then no Change of Control shall be deemed to have occurred. For purposes of this paragraph (a), the following terms shall have the meanings set forth below:

  (i)
  "Person" shall mean any individual, firm, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of any such entity.

  (ii)
  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (iii)
  A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

  (A)
  which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly (determined as provided in Rule 13d-3 under the Exchange Act);

  (B)
  which such Person or any of such Person's Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than rights under the Company's Rights Agreement dated June 25, 1996 with The Bank of New York, as amended), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (a) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (b) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

      (C)
      which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to subparagraph (a)(iii)(B)(2) above) or disposing of any securities of the Company.

    Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase "then outstanding," when used with reference to a Person's beneficial ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

  (b)
  During any period of two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), above, or paragraph (c), below) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

  (c)
  Approval by the shareholders of (or if such approval is not required, the consummation of) (i) a plan of complete liquidation of the Company, (ii) an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets, (iii) a plan of merger or consolidation of the Company with any other corporation, or (iv) a similar transaction or series of transactions involving the Company (any transaction described in parts (i) through (iv) of this paragraph (c) being referred to as a "Business Combination"), in each case unless after such a Business Combination the shareholders of the Company immediately prior to the Business Combination continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination.

A "Change of Control" shall not include any transaction described in paragraph (a) or (c), above, where, in connection with such transaction, a participant and/or any party acting in concert with that participant shall substantially increase their, his or its, as the case may be, ownership interest in the Company or a successor to the Company (other than through conversion of prior ownership interests in the Company and/or through equity awards received entirely as compensation for past or future personal services).

        9.3    Excess Parachute Payments by the Company.

        (a)    Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 8.3 (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or if any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

        (b)    Subject to the provisions of paragraph (c) below, all determinations required to be made under this Section 8.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for the Corporation (the "Accounting Firm"), which shall provide detailed supporting calculations both the Corporation and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is required by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Account Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payments, as determined pursuant to this Section 8.3 shall be paid by the Corporation to the Participant within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Corporation and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to paragraph (c) below, and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Participant.

        (c)    The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date on which Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

    (i)
    Give the Company any information reasonably requested by the Company relating to such claim;

    (ii)
    Take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

    (iii)
    Cooperate with the Company in good faith in order effectively to contest such claim; and

    (iv)
    Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner; and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant shall pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d)    If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph (c) above, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of said paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to said paragraph (c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE X
SPECIAL PROVISIONS

        10.1    Former Participants in the General Signal Corporation Deferred Compensation Plan.    The deferrals made under the General Signal Corporation Deferred Compensation Plan (the "GSX Plan") payable after July 1, 1999 shall be held under this Plan, as provided in this section.

        (a)    The GSX Plan accounts of GSX Plan participants not becoming SPX employees shall be held as part of this Plan. All amounts deferred under the GSX Plan shall be held under this Plan and may be directed to deferred mutual fund units pursuant to the terms of this Plan. Participants may make no further deferrals and may make no change in the payment elections made under the GSX Plan.

        (b)    The accounts of GSX Plan participants who became employees of SPX on January 1, 1999 and were eligible for this Plan shall also be held pursuant to the terms of this Plan. All such deferrals shall receive earnings credits on the basis of the deferral mutual fund units to which Participants have directed them. Participants may also make transfers between deferred mutual fund units as provided under the Plan.

        (c)    Former GSX plan participants described in 10.l(b) who are also eligible to be participants in this Plan under Article II shall have a one time election to be made prior to January 1, 1999, to have their GSX Plan deferrals paid at the same time and in the same method as they have selected for deferrals under the SPX Plan made after January 1, 1999 as SPX employees actively participating in the Plan.

Benefits shall be paid only if the plan administrator decides in its discretion that the applicant is entitled to them.

QuickLinks

  Exhibit 10.3
TABLE OF CONTENTS
SPX CORPORATION SUPPLEMENTAL RETIREMENT SAVINGS PLAN
ARTICLE I DEFINITIONS
ARTICLE II ELIGIBILITY
ARTICLE III CONTRIBUTIONS AND DEFERRAL ACCOUNTS
ARTICLE IV PARTICPANTS' ACCOUNT AND INVESTMENT CREDITS
ARTICLE V PAYMENT OF ACCOUNT
ARTICLE VI ADMINISTRATION OF THE PLAN
ARTICLE VII AMENDMENT OR TERMINATION
ARTICLE VIII GENERAL PROVISIONS
ARTICLE IX CHANGE-OF-CONTROL
ARTICLE X SPECIAL PROVISIONS